EXHIBIT 77B

Response for N-SAR SUB-ITEM 77Q3(a)(i):

The registrant's Principal Executive Officer and Principal Financial Officer have evaluated the registrant's disclosure controls and procedures as of February 25, 2003 and concluded that the registrant's disclosure controls and procedures were effective, as of that date, in ensuring that information required to be disclosed by the registrant in this Form N-SAR was recorded, processed, summarized, and reported timely.

Response for N-SAR SUB-ITEM 77Q3(a)(ii):

At the date of filing this Form N-SAR, the registrant's Principal Executive Officer and Principal Financial Officer are aware of no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation on February 25, 2003 including any corrective actions with regard to significant deficiencies and material weaknesses.


                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The Finance Company of Pennsylvania
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By  Charles E. Mather III
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President
Date February 27, 2003
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Pursuant to the requirements of the Securities Exchange Act of 1934 and the
Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By  Charles E. Mather III
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President
Date February 27, 2003
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 By  Frank A. Wood, Jr.
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Secretary-Treasurer
Date February 27, 2003
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